Filed pursuant to Rule 424(b)(3) and (c)
Registration No. 333-108576

Continental Airlines, Inc.

$175,000,000
5% Convertible Notes due 2023

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED DECEMBER 15, 2004

     This prospectus supplement relates to resales of our 5% Convertible Notes due 2023 issued in a private offering on June 10, 2003 and 8,750,000 shares of our common stock issuable upon conversion of the notes.

     This prospectus supplement, which supplements our prospectus dated December 15, 2004, contains additional information about a selling securityholder.

     You should read this prospectus supplement in conjunction with the prospectus dated December 15, 2004. This prospectus supplement updates information in the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement supersedes the information contained in the prospectus.

     Investing in the notes and the underlying common stock involves risks. Please read the risk factors set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2004, and its other filings under the Securities Act of 1933 and the Securities and Exchange Act of 1934 as well as the “Risk Factors” beginning on page 4 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The listing for Aviator Fund Management in the Selling Securityholders table under the section titled “Selling Securityholders” on page 35 of the prospectus dated December 15, 2004, is amended in its entirety by this Prospectus Supplement No. 1 to increase the principal amount of notes beneficially owned and the number of shares of common stock that may be sold by Aviator Fund Management. The listing for Aviator Fund Management on page 36 of the prospectus is amended to read as follows:

Principal Amount
	of Notes			Common
	Beneficially	Percentage	Common Stock	Stock that	Percentage of
	Owned that	of Notes	Owned Prior to	May Be Sold	Common Stock
Name	May Be Sold	Outstanding	Conversion	Hereby(1)	Outstanding(2)

Aviator Fund Management	$1,500,000	*	0	75,000	*

*	Less than 1.00%.

(1)	Assumes conversion of all of the holder’s notes at a conversion price of 50 shares of our common stock per $1,000 principal amount at maturity of the notes. This conversion price, however, will be subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on 66,609,733 shares of common stock outstanding as of March 10, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes but we did not assume conversion of any other holder’s notes.

The date of this Prospectus Supplement is March 24, 2005.